SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) February 26, 2003

(February 24, 2003)

CHESAPEAKE ENERGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118

(Address of principal executive offices)	(Zip Code)

(405) 848-8000

(Registrant’s telephone number, including area code)

INFORMATION TO BE INCLUDED IN THE REPORT

We are filing this amended report, originally filed with the Securities and Exchange Commission on February 25, 2003, and restating it in its entirety solely to file a corrected Exhibit 99.1, which contains highlights to investor presentations made during the week of February 24, 2003. Our amended presentation is filed with this Form 8-K/A as Exhibit 99.1, which is attached solely for the purpose of Regulation FD and Item 9 of Form 8-K.

ITEM 9. REGULATION FD DISCLOSURE

1. Chesapeake Energy Corporation (“Chesapeake”) issued the following press releases on February 24, 2003:

CHESAPEAKE ENERGY CORPORATION POSTS STRONG RESULTS FOR 2002;

OIL AND GAS PRODUCTION AND PROVED RESERVES SET RECORDS

Company Reports Fourth Quarter 2002 Net Income Available to Common Shareholders

of $24 Million, Discretionary Cash Flow of $125 Million and Ebitda of $157 Million

on Revenue of $255 Million and Production of 50 Bcfe

Company Reports Full-Year 2002 Net Income Available to Common Shareholders

of $30 Million, Discretionary Cash Flow of $410 Million and Ebitda of $521 Million

on Revenue of $738 Million and Production of 181 Bcfe

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 24, 2003 – Chesapeake Energy Corporation (NYSE: CHK) today reported its financial and operating results for the fourth quarter of 2002 and for the full-year 2002. For the fourth quarter, Chesapeake generated net income available to common shareholders of $23.7 million ($0.13 per fully diluted common share), discretionary cash flow (defined as cash flow from operating activities before changes in assets and liabilities and certain non-cash items) of $125.4 million and ebitda (defined as discretionary cash flow plus interest expense) of $156.7 million on revenue of $255.4 million.

The company’s fourth quarter 2002 net income available to common shareholders of $23.7 million included a $0.6 million after-tax risk management loss (a non-cash item related to the application of SFAS 133 to certain of the company’s hedging contracts), a $7.4 million after-tax loss from the impairment of the company’s investment in the securities of Seven Seas Petroleum, Inc. and a $0.8 million after-tax loss from the early extinguishment of certain Chesapeake debt securities. Without these items, Chesapeake’s net income to common shareholders in the fourth quarter of 2002 would have been $32.5 million ($0.18 per fully diluted common share).

Production for the fourth quarter of 2002 was 49.5 billion cubic feet of natural gas equivalent (bcfe), comprised of 43.9 billion cubic feet of natural gas (bcf) (89%) and 0.94 million barrels of oil (mmbo) (11%). Oil and natural gas production increased 20% from the fourth quarter of 2001 and 6% compared to the third quarter of 2002. Approximately 9% of the 2.8 bcfe production increase in the 2002 fourth quarter was attributable to acquisitions closed during the fourth quarter. The fourth quarter of 2002 marked Chesapeake’s sixth consecutive quarter of production growth compared to six consecutive quarters of production declines in the industry.

Average prices realized during the fourth quarter of 2002 after hedging were $24.67 per barrel of oil (bo) and $4.00 per thousand cubic feet of natural gas (mcf), for a realized gas equivalent price of $4.01 per thousand cubic feet of natural gas equivalent (mcfe). Hedging activities (excluding the effects of Risk Management Income or Loss) decreased fourth quarter 2002 oil price realizations by $2.3 million ($2.41 per bo) and increased fourth quarter 2002 gas price realizations by $14.2 million ($0.32 per mcf), for a total fourth quarter 2002 revenue increase from hedging activities of $11.9 million ($0.24 per mcfe).

The table below summarizes Chesapeake’s key statistics during the 2002 fourth quarter and compares them to the 2002 third quarter and the 2001 fourth quarter:

	Three Months Ended:
	12/31/02	9/30/02	12/31/01
Average daily production (in mmcfe)	538	507	450
Gas as % of total production	89	89	88
Natural gas production (in bcf)	43.9	41.4	36.5
Average realized gas price ($/mcf)	4.00	3.39	3.88
Oil production (in mbbls)	941	872	807
Average realized oil price ($/bbl)	24.67	25.67	24.07
Natural gas equivalent production (in bcfe)	49.5	46.7	41.4
Gas equivalent realized price ($/mcfe)	4.01	3.49	3.90
General and administrative costs ($/mcfe)	.11	.08	.10
Production taxes ($/mcfe)	.21	.15	.04
Lease operating expenses ($/mcfe)	.54	.53	.47
Interest expense ($/mcfe)	.63	.61	.61
DD&A of oil and gas properties ($/mcfe)	1.28	1.25	1.16
Discretionary cash flow ($ in millions)	125.4	102.0	112.7
Discretionary cash flow ($/mcfe)	2.53	2.19	2.72
Ebitda ($ in millions)	156.7	130.4	138.0
Ebitda ($/mcfe)	3.17	2.79	3.34
Net income to common shareholders ($ in millions)	23.7	14.1	41.3

Chesapeake Reports Full-Year 2002 Results

For the full-year 2002, Chesapeake generated net income available to common shareholders of $30.2 million ($0.17 per fully diluted common share), discretionary cash flow of $410.2 million and ebitda of $521.5 million on revenue of $737.8 million.

The company’s 2002 net income available to common shareholders of $30.2 million included a $52.8 million after-tax risk management loss (a non-cash item related to the application of SFAS 133 to certain of the company’s hedging contracts), a $10.3 million after-tax loss from the impairment of the company’s investment in the securities of Seven Seas Petroleum, Inc. and a $1.6 million after-tax loss from the early extinguishment of certain Chesapeake debt securities. Without these items, Chesapeake’s net income to common shareholders in 2002 would have been $94.9 million ($0.55 per fully diluted common share).

Production for the full year 2002 was 181.5 bcfe, comprised of 160.7 bcf and 3.47 mmbo. Oil and natural gas production increased 12% from 2001, marking Chesapeake’s 11th consecutive year of production growth. Average prices realized during 2002 after hedging were $25.22 per bo and $3.54 per mcf, for a realized gas equivalent price of $3.61 per mcfe. Hedging activities (excluding the effects of Risk Management Income or Loss) decreased 2002 oil price realizations by $1.1 million ($0.32 per bo) and increased 2002 gas price realizations by $97.1 million ($0.61 per mcf), for a total 2002 revenue increase from hedging activities of $96.0 million ($0.53 per mcfe).

The table below summarizes Chesapeake’s key statistics during 2002 and compares them to the two prior years’ results:

	Year Ended:
	12/31/02	12/31/01	12/31/00
Average daily production (in mmcfe)	497	442	367
Gas as % of total production	89	89	86
Natural gas production (in bcf)	160.7	144.2	115.8
Average realized gas price ($/mcf)	3.54	4.56	3.36
Oil production (in mbbls)	3,466	2,880	3,068
Average realized oil price ($/bbl)	25.22	26.92	26.39
Natural gas equivalent production (in bcfe)	181.5	161.5	134.2
Gas equivalent realized price ($/mcfe)	3.61	4.56	3.50
General and administrative costs ($/mcfe)	.10	.09	.10
Production taxes ($/mcfe)	.17	.20	.19
Lease operating expenses ($/mcfe)	.54	.47	.37
Interest expense ($/mcfe)	.61	.61	.64
DD&A of oil and gas properties ($/mcfe)	1.22	1.07	.75
Discretionary cash flow ($ in millions)	410.2	521.6	304.9
Discretionary cash flow ($/mcfe)	2.26	3.23	2.27
Ebitda ($ in millions)	521.5	619.9	391.2
Ebitda ($/mcfe)	2.87	3.84	2.92
Net income to common shareholders ($ in millions)	30.2	215.4	453.7	*

*	Includes $265.0 million related to the reversal of a deferred tax valuation allowance recorded in the fourth quarter of 2000.

Chesapeake Reports Excellent 2002 Finding Costs and Reserve Replacement Ratio; Reaches Record Level of Proved Oil and Natural Gas Reserves

Chesapeake began 2002 with estimated proved reserves of 1,780 bcfe and ended the year with 2,205 bcfe, an increase of 425 bcfe, or 24%. Reserve replacement during the year was 606 bcfe, or 335%, at an all-in finding cost of $1.31 per mcfe. Reserve additions through acquisitions totaled 275 bcfe at a cost of $1.38 per mcfe (including $0.23 per mcfe from non-cash tax basis step-ups). Reserve additions through drilling (including price and performance revisions) were 333 bcfe at a cost of $1.21 per mcfe, for a reserve replacement ratio of 183%. Excluding revisions related to higher oil and gas prices, Chesapeake’s 2002 finding costs through the drillbit were $1.57 per mcfe. Pro forma for the ONEOK acquisition, which closed on January 31, 2003, the company’s proved reserves at year-end 2002 were 2,401 bcfe.

Of the company’s estimated proved reserves at year-end 2002, 74% were proved developed compared to 71% last year. In addition, 73% of this year’s estimated proved reserves were prepared by outside engineers compared to 71% last year.

As of December 31, 2002, the company’s estimated future net cash flows discounted at 10% before taxes (PV-10) were $3.72 billion using field differential adjusted prices of $30.18 per bo (from $31.25 NYMEX) and $4.28 per mcf (from $4.60 NYMEX). Last year’s PV-10 was $1.65 billion using field differential adjusted prices of $18.82 per bo (from $19.84 NYMEX) and $2.51 per mcf (from $2.74 NYMEX).

Full Year 2003 Forecasts And Cap-Ex Budget

Chesapeake’s revised forecasts and estimates will be released tomorrow morning by press release in a new Outlook dated February 25, 2003.

Management Summary

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “Despite a 21% decrease in realized oil and gas prices in 2002 compared to 2001, Chesapeake posted very strong operational and financial results for the year. Our success in 2002 resulted from a series of key management decisions made during the past four years that have positioned the company to be a prime beneficiary of today’s supply-constrained energy environment. These decisions involved product strategy (we favor gas over oil), geographic strategy (our focus on the Mid-Continent provides significant economies of scale and high returns on investment), business strategy (we are adept at both drilling for new reserves and acquiring existing reserves) and risk management strategy (our hedging results have been among the best in the industry).

The impact of these decisions is strongly reflected in our 2002 results and also in our four-year results from year-end 1998 through 2002. During this period, Chesapeake believes its track record of value-added growth has been one of the best in the independent exploration and production business:

•	Production increased from 130 bcfe in 1998 to 181 bcfe in 2002, a compound annual growth rate (CAGR) of 9%;

•	Proved reserves increased from 1,091 bcfe in 1998 to 2,205 bcfe in 2002, a CAGR of 19%;

•	Reserves were replaced at the average annual rate of 282% and finding costs averaged only $1.04 per mcfe while adding 1,936 bcfe through acquisitions and drilling;

•	Ebitda increased from $183 million in 1998 to $521 million in 2002 and discretionary cash flow grew from $115 million in 1998 to $410 million in 2002, CAGRs of 30% and 37%, respectively;

•	Net income available to common shareholders during the four-year period totaled $716 million and shareholders’ equity increased by $1.2 billion; and

•	Gains from hedging from 1998 to 2002 have exceeded $180 million and the company’s 2003 hedges have also captured historically high oil and natural gas prices.

During these four years of exceptional achievement, Chesapeake has become the largest producer of natural gas in the Mid-Continent, among the eight largest independent gas producers in the U.S. and one of the most profitable producers of natural gas in the industry per unit of production. We believe the combination of our successful product and geographic strategies, our value-added risk management strategy, our balanced acquisition and drilling programs, our high quality assets and our low operating costs will enable Chesapeake to continue delivering one of the industry’s best track records of value creation in the years to come.”

Conference Call Information

Chesapeake’s management invites your participation in a conference call tomorrow morning, February 25, at 9:00 a.m. EST to discuss the contents of this release. Please call 913-981-5533 between 8:50 and 9:00 a.m. EST on February 25 if you would like to participate in the call. For those unable to participate in the call, a replay will be available by calling 719-457-0820 between 12:00 p.m. EST on Tuesday, February 25 through midnight on Monday, March 10. The passcode for the replay is 720863. The conference call will also be simulcast live on the Internet and can be accessed by visiting Chesapeake’s website at www.chkenergy.com and selecting “Conference Call” under the “Investor Relations” link.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. They are based on our historical operating trends, our existing commodity hedging position and our current estimate of proved reserves. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. For example, statements concerning the fair values of derivative contracts and their estimated contribution to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Factors that could cause actual operating and financial results to differ materially from expected results include the volatility of oil and gas prices, our substantial indebtedness, our commodity price risk management activities, the cost and availability of drilling and production services, our ability to replace reserves, the availability of capital, uncertainties inherent in evaluating our own reserves and the reserves we acquire, drilling and operating risks and other risk factors described in the company’s 2002 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Chesapeake Energy Corporation is one of the 10 largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent region of the United States. The company’s Internet address is www.chkenergy.com.

CHESAPEAKE ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in 000’s, except per share data)

(unaudited)

THREE MONTHS ENDED:	December 31, 2002		December 31, 2001
	$	$/mcfe	$	$/mcfe
REVENUES:
Oil and gas sales	198,462	4.01	161,339	3.90
Risk management income (loss)	(1,023)	(0.02)	(9,926)	(0.24)
Oil and gas marketing sales	57,981	1.17	25,662	0.62

Total revenues	255,420	5.16	177,075	4.28

OPERATING COSTS:
Production expenses	26,939	0.55	19,441	0.47
Production taxes	10,167	0.21	1,661	0.04
General and administrative	5,688	0.11	4,335	0.10
Oil and gas marketing expenses	56,900	1.15	25,036	0.61
Depreciation, depletion, and amortization of oil and gas properties	63,458	1.28	47,998	1.16
Depreciation and amortization of other assets	3,520	0.07	2,709	0.06

Total operating costs	166,672	3.37	101,180	2.44

INCOME FROM OPERATIONS	88,748	1.79	75,895	1.84

OTHER INCOME (EXPENSE):
Interest and other income	(3)	(0.00)	1,493	0.03
Interest expense	(31,314)	(0.63)	(25,344)	(0.61)
Loss on investment in Seven Seas	(12,431)	(0.25)	—	—
Impairment of investment in securities	—	—	(10,079)	(0.24)
Gain on sale of Canadian subsidiary	—	—	27,000	0.65
Loss on early extinguishment of debt	(1,273)	(0.03)	—	—

Total other income (expense)	(45,021)	(0.91)	(6,930)	(0.17)

Income Before Income Taxes	43,727	0.88	68,965	1.67
Income Tax Expense	17,488	0.35	26,340	0.64

NET INCOME	26,239	0.53	42,625	1.03
Preferred Stock Dividends	(2,529)	(0.05)	(1,322)	(0.03)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	23,710	0.48	41,303	1.00

EARNINGS PER COMMON SHARE:
Basic	$0.14		$0.25

Assuming dilution	$0.13		$0.23

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING:
Basic	170,118		164,616

Assuming dilution	195,733		182,725

CHESAPEAKE ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in 000’s, except per share data)

(unaudited)

TWELVE MONTHS ENDED:	December 31, 2002		December 31, 2001
	$	$/mcfe	$	$/mcfe
REVENUES:
Oil and gas sales	655,454	3.61	735,529	4.56
Risk management income (loss)	(88,018)	(0.48)	84,789	0.52
Oil and gas marketing sales	170,315	0.94	148,733	0.92

Total revenues	737,751	4.07	969,051	6.00

OPERATING COSTS:
Production expenses	98,191	0.54	75,374	0.47
Production taxes	30,101	0.17	33,010	0.20
General and administrative	17,618	0.10	14,449	0.09
Oil and gas marketing expenses	165,736	0.91	144,373	0.89
Depreciation, depletion, and amortization of oil and gas properties	221,189	1.22	172,902	1.07
Depreciation and amortization of other assets	14,009	0.08	8,663	0.06

Total operating costs	546,844	3.02	448,771	2.78

INCOME FROM OPERATIONS	190,907	1.05	520,280	3.22

OTHER INCOME (EXPENSE):
Interest and other income	7,340	0.04	2,877	0.02
Interest expense	(111,280)	(0.61)	(98,321)	(0.61)
Loss on investment in Seven Seas	(17,201)	(0.10)	—	—
Impairment of investment in securities	—	—	(10,079)	(0.06)
Gain on sale of Canadian subsidiary	—	—	27,000	0.17
Loss on early extinguishment of debt	(2,626)	(0.01)	—	—
Gothic standby credit facility costs	—	—	(3,392)	(0.02)

Total other income (expense)	(123,767)	(0.68)	(81,915)	(0.50)

Income Before Income Taxes and Extraordinary Item	67,140	0.37	438,365	2.72
Income Tax Expense	26,854	0.15	174,959	1.09

NET INCOME BEFORE EXTRAORDINARY ITEM	40,286	0.22	263,406	1.63
EXTRAORDINARY ITEM:
Loss on early extinguishment of debt, net of applicable income tax	—	—	(46,000)	(0.28)

NET INCOME	40,286	0.22	217,406	1.35
Preferred Stock Dividends	(10,117)	(0.05)	(2,050)	(0.02)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	30,169	0.17	215,356	1.33

EARNINGS PER COMMON SHARE:
Basic	$0.18		$1.33

Assuming dilution	$0.17		$1.25

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING
Basic	166,910		162,362

Assuming dilution(1)	172,714		173,981

1.	Diluted shares outstanding for the twelve months ended December 31, 2002 does not include the effect of the assumed conversion at the beginning of the period of the outstanding or converted preferred stock, as the effect was antidilutive.

CHESAPEAKE ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in 000’s)

(unaudited)

	December 31, 2002	December 31, 2001
Cash and cash equivalents	$247,719	$124,960
Other current assets	187,598	236,423

TOTAL CURRENT ASSETS	435,317	361,383

Property and equipment (net)	2,389,884	1,785,581
Deferred tax asset	2,071	67,781
Other assets	48,336	72,023

TOTAL ASSETS	$2,875,608	$2,286,768

Current liabilities	$265,552	$173,381
Long term debt	1,651,198	1,329,453
Revenue and royalties due others	13,797	12,696
Long term derivative instruments	30,174	—
Other long term liabilities	7,012	3,831

TOTAL LIABILITIES	1,967,733	1,519,361
STOCKHOLDERS’ EQUITY	907,875	767,407

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$2,875,608	$2,286,768

COMMON SHARES OUTSTANDING	190,144	164,742

CHESAPEAKE ENERGY CORPORATION

RECONCILIATION OF CERTAIN FINANCIAL MEASURES

(in 000’s)

(unaudited)

FOR THE TWELVE MONTHS ENDED DECEMBER 31,	2002	2001	2000
CASH PROVIDED BY OPERATING ACTIVITIES	$432,531	$553,737	$314,640
Adjustments:
Changes in assets and liabilities	(20,014)	(35,174)	(8,836)
Miscellaneous non-cash items	(2,334)	3,049	(870)

DISCRETIONARY CASH FLOW	410,183	521,612	304,934

Interest Expense	111,280	98,321	86,256

EBITDA	$521,463	$619,933	$391,190

FOR THE THREE MONTHS ENDED DECEMBER 31,	2002	2001	2000
CASH PROVIDED BY OPERATING ACTIVITIES	$78,873	$112,781	$139,926
Adjustments:
Changes in assets and liabilities	49,345	(1,402)	(25,075)
Miscellaneous non-cash items	(2,786)	1,298	(459)

DISCRETIONARY CASH FLOW	125,432	112,677	114,392

Interest Expense	31,314	25,344	21,899

EBITDA	$156,746	$138,021	$136,291

CHESAPEAKE ENERGY CORPORATION ANNOUNCES AN AGREEMENT

TO ACQUIRE $500 MILLION OF MID-CONTINENT NATURAL GAS

RESERVES FROM EL PASO CORPORATION

Chesapeake Also Reaches Agreement to Acquire $30 Million of

Mid-Continent Natural Gas Reserves from

Vintage Petroleum, Inc.

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 24, 2003 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has agreed to acquire $530 million of Mid-Continent natural gas assets in two transactions. From El Paso Corporation (NYSE:EP), Chesapeake is acquiring an internally estimated 328 billion cubic feet of gas equivalent (bcfe) of proved gas reserves, 70 bcfe of probable and possible gas reserves, 293,000 leasehold acres and current production of 67 million cubic feet of gas equivalent (mmcfe) per day for $500 million. The El Paso proved reserves have a reserves-to-production index of 13 years, are 96% natural gas (or natural gas liquids) and are 71% proved developed.

From Vintage Petroleum. Inc. (NYSE:VPI), Chesapeake is acquiring an internally estimated 22 bcfe of proved gas reserves, 8 bcfe of probable and possible gas reserves and current gas production of 3.5 mmcfe per day for $30 million. The Vintage proved reserves have a reserves-to-production index of 17 years, are 97% natural gas and are 56% proved developed.

The transactions will increase Chesapeake’s currently estimated proved reserves (pro forma for the ONEOK closing that occurred in January 2003) to 2.75 tcfe (an increase of 15%) and Chesapeake’s projected April 2003 production rate to approximately 640 mmcfe per day (an increase of 13%). The company intends to finance the acquisitions by issuing a combination of equity and long-term debt.

After allocating $50 million of the El Paso purchase price to unevaluated leasehold for El Paso’s probable and possible reserves, Chesapeake’s acquisition cost for the proved reserves will be $1.37 per mcfe. The acquisition is expected to close before March 31, 2003, will have an effective date of April 1, 2003 and is subject only to satisfaction of customary closing conditions.

After allocating $3 million of the Vintage purchase price to unevaluated leasehold for Vintage’s probable and possible reserves, Chesapeake’s acquisition cost for the proved reserves will be $1.23 per mcfe. The acquisition is expected to close before March 31, 2003 and the cash consideration will be paid at closing. The transaction’s effective date will be February 1, 2003 and is subject only to satisfaction of customary closing conditions.

The El Paso and Vintage properties have many favorable attributes. Lease operating expenses average $0.25 per thousand cubic feet of gas equivalent (mcfe), compared to $0.54 per mcfe for Chesapeake during 2002 and approximately $0.70 per mcfe for the industry. In addition, because of Chesapeake’s existing operating and administrative scale in Oklahoma, the company expects a decline in its general and administrative costs as overhead recovery from operated wells (almost 700 will be added to Chesapeake’s existing operated well count of 5,100) will exceed any marginal increase in administrative costs. Furthermore, the concentration of the reserves in southern and western Oklahoma and the abundant developmental and exploratory drilling opportunities are a perfect fit for Chesapeake’s deep gas operating and exploration skills. Finally, the properties are located in areas with excess pipeline capacity and consequently, gas price differentials to NYMEX have traditionally averaged less than $0.25 per million British thermal units (mmbtu).

Comparison to ONEOK Transaction

In November 2002, Chesapeake reached an agreement to acquire $300 million of Mid-Continent natural gas assets from ONEOK, Inc. In that transaction, which closed as scheduled on January 31, 2003, Chesapeake acquired an internally estimated 200 bcfe of proved gas reserves, an estimated 60 bcfe of probable and possible gas reserves and initial gas production of 47 mmcfe per day. After allocating $25 million of the ONEOK purchase price to unevaluated leasehold for probable and possible reserves, Chesapeake’s acquisition cost for proved reserves in the ONEOK transaction was $1.38 per mcfe. For the ONEOK properties in 2002, lease operating expenses averaged $0.45 per mcfe and basis differentials averaged $0.25 per mmbtu.

Chesapeake Benefits from Increasing Mid-Continent Scale

During the past several years, Chesapeake has continued building an unprecedented scale of operations in the prolific natural gas fields of western Oklahoma, consolidating interests in these key fields through its transactions with Gothic, Sapient, Ram, Canaan, Focus, Williams, Enogex/OG&E, ONEOK and now El Paso. Of the properties being acquired from El Paso, 96% are located within townships in which Chesapeake already owns assets. Chesapeake believes that the further consolidation of ownership in these fields will result in considerable drilling and operational efficiencies and greatly reduced administrative costs.

The company believes the acquisition of these under-exploited assets from El Paso and Vintage in combination with Chesapeake’s 2.2 million net acre leasehold inventory and 9,000 square mile 3-D seismic database provides the company with over 1,500 prospective drillsites. Chesapeake believes that it has built one of the premier onshore gas producing franchises in the U.S. and believes that it is prospect-rich in a prospect-poor industry.

When combined with Chesapeake’s existing 11.6% market share as Oklahoma’s largest natural gas producer, the El Paso properties will increase Chesapeake’s gas production market share in Oklahoma to 14%. In addition, the company is an operator of or a participant in more than 50 wells currently being drilled in Oklahoma, approximately 50% of the state’s drilling activity. Chesapeake enjoys substantial competitive advantages as a result of this unparalleled operational scale in the Mid-Continent.

Chesapeake Updates Full Year 2003 Forecasts And Cap-Ex Budget

The following forecasts and estimates revise and replace in their entirety previous projections last updated January 9, 2003. The company’s forecasts and estimates are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Furthermore, these projections do not reflect the potential impact of unforeseen events that may occur subsequent to the issuance of this release.

The company’s new guidance for the year 2003 projects production of 230-235 bcfe (increased from 207-212 bcfe). Chesapeake’s production mix should now increase to 91% gas from 90%. Also for the year, Chesapeake projects per mcfe lease operating expenses of $0.51-0.55 (reduced from $0.52-0.56), production taxes of $0.25-0.28 (increased from $0.22-0.24), interest expense of $0.65-0.70 (increased from $0.63-0.67), general and administrative costs of $0.08-0.10 (decreased from $0.09-0.10) and DD&A of oil and gas properties of $1.30-1.35. The company expects its 2003 tax rate to average 40%, of which virtually all should be deferred.

Chesapeake’s drilling, land and seismic cap-ex budget for 2003 is currently projected to range between $475-525 million, compared to $403 million expended on these items in 2002. This increase is largely attributable to cap-ex that will be invested in the El Paso and Vintage properties. Chesapeake intends to fund its planned 2003 drilling, land and seismic cap-ex budget from its discretionary cash flow, which is now expected to exceed $700 million.

The company has hedged 90% of its projected oil production for 2003 at an average NYMEX price of $27.78. Chesapeake has hedged 55% of its expected 2003 gas production at an average NYMEX price of $4.70 per mmbtu. Per quarter, Chesapeake’s gas hedges cover 86%, 52%, 48% and 40% of projected production at average NYMEX prices of $4.33, $4.88, $4.83 and $5.02 per mmbtu, respectively. In addition, the company has hedged 50% of its estimated 2003 gas production at a basis differential to NYMEX of minus $0.16 per mmbtu. In 2002, this basis differential averaged minus $0.31 per mmbtu while in January and February 2003, it averaged approximately minus $0.50 per mmbtu. Chesapeake has established significant basis differential hedges through 2009, which are described in detail in our revised Outlook dated today.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are very pleased to announce our most recent large acquisition of Mid-Continent gas assets at a very attractive price in a very strong gas market. The El Paso and Vintage acquisitions overlap perfectly with our existing Mid-Continent asset base and with Chesapeake’s business strategy of creating long-term value for our shareholders by acquiring, developing and exploring for low-cost, long-lived natural gas reserves in the Mid-Continent region. This transaction will increase our estimated proved reserves to 2.75 tcfe and our projected April 2003 production to 640 mmcfe per day, of which 91% will be onshore U.S. natural gas. We believe these are some of the most profitable, dependable and secure natural gas assets in the world.

“Since January 1998, Chesapeake has discovered or acquired 3.3 tcfe of proved natural gas reserves at the very attractive average cost of $1.27 per mcfe. As a result, Chesapeake has become the largest producer of natural gas in the Mid-Continent, one of the eight largest independent gas producers in the U.S. and one of the most profitable companies in the industry measured by per unit of production. We believe the combination of our successful acquisition and drilling programs, high wellhead revenue realizations, low operating costs and value-added hedging strategies will enable Chesapeake to continue generating top-tier returns to our investors for years to come.”

Conference Call Information

Chesapeake’s management invites your participation in a conference call tomorrow morning, February 25, at 9:00 a.m. EST to discuss the contents of this release. Please call 913-981-5533 between 8:50 and 9:00 a.m. EST tomorrow, February 25 if you would like to participate in the call. For those unable to participate in the call, a replay will be available by calling 719-457-0820 between 12:00 p.m. EST Tuesday, February 25 through midnight on Monday, March 10. The passcode for the replay is 720863. The conference call will also be simulcast live on the Internet and can be accessed by visiting Chesapeake’s website at www.chkenergy.com and selecting “Conference Call” under the “Investor Relations” link.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. They are based on our historical operating trends, our existing commodity hedging position and our current estimate of proved reserves. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. For example, statements concerning the fair values of derivative contracts and their estimated contribution to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Factors that could cause actual operating and financial results to differ materially from expected results include the volatility of oil and gas prices, our substantial indebtedness, our commodity price risk management activities, the cost and availability of drilling and production services, our ability to replace reserves, the availability of capital, uncertainties inherent in evaluating our own reserves and the reserves we acquire, drilling and operating risks and other risk factors described in the company’s 2002 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

The Securities and Exchange Commission has generally permitted oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms “probable” and “possible” reserves or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company.

Chesapeake Energy Corporation is one of the ten largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent region of the United States. The company’s Internet address is www.chkenergy.com.

2. With the filing of this report on Form 8-K, we are updating the outlook on our website at www.chkenergy.com. We caution you that our outlook is given as of February 25, 2003 based on currently available information, and that we are not undertaking any obligation to update our estimates as conditions change or other information becomes available.

3. Highlights of investor presentations made during the week of February 24, 2003 are attached solely for the purpose of Regulation FD and this Item 9 as Exhibit 99.1.

The information included in this Item 9 and in the related Exhibit 99.1 shall be deemed “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as provided by the requirements of Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ AUBREY K. MCCLENDON
Aubrey K. McClendon Chairman of the Board and Chief Executive Officer

Dated: February 26, 2003